Exhibit (c)(2)
                           TENDER AND VOTING AGREEMENT


                  THIS TENDER AND VOTING AGREEMENT dated as of December 16, 1998 (this "Agreement") is by and among SOCIETE NATIONALE D'EXPLOITATION INDUSTRIELLE DES TABACS ET ALLUMETTES, a corporation organized under the laws of France (" Parent"), DORSAY ACQUISITION CORP. , a Delaware corporation and a wholly owned subsidiary of Parent(the " Purchaser"), and MAFCO CONSOLIDATED GROUP INC., a Delaware corporation ("Mafco").


                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, simultaneously with the execution of this Agreement, Parent, Purchaser and Consolidated Cigar Holdings Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger (as amended from time to time, the "Merger Agreement"), pursuant to which Purchaser has agreed, among other things, to commence a cash tender offer (as such tender offer may hereafter be amended from time to time, the "Offer") to purchase any and all shares of Class A common stock, $0.01 par value, of the Company and any and all shares of Class B common stock, $0.01 par value, of the Company (together, the "Company Common Stock");

                  WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer and the Merger, Parent has required that Mafco enter into this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Certain Definitions. Capitalized terms used and not defined
                     -------------------
herein have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

                  "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to Mafco, "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

                  "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act ), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

                  "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions of any nature whatsoever.

                  "Owned Shares" means the 19,600,000 shares of Company Common Stock owned by Mafco on the date hereof, together with any other shares of Company Common Stock, or any other securities of the Company entitled, or which may be entitled, to vote generally in the election of directors and any other shares of Company Common Stock or other equity securities of the Company, any securities convertible, exchangeable or exercisable for any equity securities of the Company or any Voting Debt of the Company which may hereafter be owned by Mafco.

                  "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

                  "Representative" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

                  "Transfer" means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security or the Beneficial Ownership thereof, the offer to make such a sale, transfer or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

                  2. Representations and Warranties of Mafco. Mafco hereby
                     ---------------------------------------
represents and warrants to Parent and Purchaser as follows:

                  (a) Upon the consummation of the Offer or exercise of the Option (as defined in Section 6), Purchaser will acquire good and marketable title to the Owned Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act of 1933, as amended, or any applicable state securities laws. The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by Mafco.

                  (b) Mafco is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and is in good standing under the laws of its jurisdiction of incorporation. Mafco has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance by Mafco of this Agreement and the consummation by Mafco of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Mafco and no other corporate proceedings on the part of Mafco are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (c) This Agreement has been duly and validly executed and delivered by Mafco and constitutes a valid and binding agreement of Mafco, enforceable against Mafco in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (d) None of the execution and delivery of this Agreement by Mafco, the consummation by Mafco of the transactions contemplated hereby or compliance by Mafco with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the certificate of incorporation, by-laws or similar organizational document of Mafco, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Mafco is a party or by which Mafco or any of its properties or assets (including the Owned Shares) may be bound, (iii) require on the part of Mafco any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), any foreign antitrust law or with the Bureau of Alcohol, Tobacco and Firearms (the "ATF") or the United States Customs Service, or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Mafco or any of its properties or assets, excluding from the foregoing such violations, breaches, defaults or failure to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, have a material adverse effect on Mafco, and which will not materially impair the ability of Mafco to consummate the transactions contemplated hereby.

     (e) Except as set forth on Schedule 2(e) to this Agreement, Mafco is the record and Beneficial Owner, has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to the Owned Shares, subject to applicable securities laws and the terms of this Agreement.

     3. Representations and Warranties of Parent and Purchaser. Parent and
        ------------------------------------------------------
Purchaser hereby represent and warrant to Mafco as follows:

     (a) Each of Parent and Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and each of them is in good standing under the laws of its jurisdiction of incorporation. Parent and Purchaser have the corporate power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. The execution and delivery by Parent and Purchaser of this Agreement and the performance by Parent and Purchaser of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed and delivered by Parent and Purchaser and constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of them in accordance with its terms except (i) to the extent limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) None of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the transactions contemplated hereby or compliance by Parent or Purchaser with any of the provisions hereof shall (i) conflict with or result in any breach of the certificate of incorporation or by-laws of Parent or Purchaser, or (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties or assets may be bound, (iii) require on the part of Parent or the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing required to be made under the HSR Act, or any foreign antitrust law or with the ATF or the United States Customs Service or (iv) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets, excluding from the foregoing such violations, breaches, defaults or failure to make any filing or to obtain any permit, authorization, consent or approval which would not, individually or in the aggregate, have a material adverse effect on Parent or the Purchaser, and which will not materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

     4. Tender of Shares. Mafco shall tender or cause the record owner thereof
        ----------------
to tender, pursuant to and in accordance with the terms of the Offer, and shall not withdraw, all Owned Shares.

     5. Voting of Owned Shares; Proxy. (a) During the period commencing on the
        -----------------------------
date hereof and continuing until the earlier of (x) the consummation of the Offer and (y) the termination of this Agreement (such period being referred to as the "Voting Period"), at any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, subject to the absence of a preliminary or permanent injunction or other requirement under applicable law by any United States federal, state or foreign court barring such action, Mafco shall vote (or cause to be voted) all Owned Shares:
(i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the Merger and the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and
(ii) against any action or agreement that would impede, interfere with, or prevent the Offer or the Merger. Mafco shall not enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 5.

     (b) By its execution hereof and in order to secure its obligations under this Agreement, during the period commencing on the date hereof, Mafco irrevocably grants to, and appoints, Parent and Charles Lebreau and Eric Albrand, or either of them, in their respective capacities as employees of Parent, and any individual who shall hereafter succeed to either of their respective positions at Parent, and each of them individually, as its true and lawful proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of it, to vote the Owned Shares or grant a consent or approval in respect of the Owned Shares in favor of the various transactions contemplated by the Merger Agreement and against any Acquisition Proposal ("Irrevocable Proxy").

     (c) Mafco understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon its execution and delivery of this Irrevocable Proxy. Mafco hereby affirms that this Irrevocable Proxy is given in connection with the execution of this Agreement and the Merger Agreement, and further affirms that this Irrevocable Proxy is coupled with an interest in this Agreement for the term stated herein and may under no circumstances be revoked. Mafco hereby ratifies and confirms all that this Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. This Irrevocable Proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

     6. Option. (a) Mafco hereby grants the Purchaser an irrevocable option (the
        ------
"Option") to purchase all Owned Shares at a price per share equal to the Offer Price (the "Option Price"). The Option shall become exercisable, in whole but not in part, in the event that the Offer is terminated without the Purchaser purchasing Shares thereunder and such failure to purchase is not in contravention of the Purchaser's or Parent's obligations under the Merger Agreement or the Offer.

     (b) In any such case, the Option shall remain exercisable until 60 days after the occurrence of the event giving rise to the right to exercise the Option (the "60 Day Period"), so long as: (i) all waiting periods under the HSR Act required for the purchase of the Owned Shares upon such exercise shall have expired or been waived and (ii) there shall not be in effect any preliminary injunction or other order issued by any Governmental Entity prohibiting the exercise of the Option pursuant to this Agreement; provided, that if (i) all HSR Act waiting periods shall not have expired or been waived or (ii) there shall be in effect any such injunction or order, in each case on the expiration of the 60 Day Period, the 60 Day Period shall be extended until five business days after the later of (A) the date of expiration or waiver of all HSR Act waiting periods and (B) the date of removal or lifting of such injunction or order, but in no event shall the Option be exercisable after July 23, 1999. If the Purchaser wishes to exercise the Option, it or Parent shall send a written notice to Mafco specifying the place and date (which shall not be fewer than two business days after the date of the notice) for the closing of the purchase.

     (c) It is understood that the Purchaser shall not be entitled to purchase the Shares pursuant to the Option if the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under the Merger Agreement. Upon the purchase of the Owned Shares pursuant to the Option, the Purchaser shall, unless the Company shall have breached its obligations pursuant to the last sentence of Section 5.6(d) of the Merger Agreement, subject to applicable law, offer to purchase any and all remaining Shares of Company Common Stock at the Option Price, by way of merger or otherwise.

     7. Insured Claims. (a) In the event that, after the consummation of the
        --------------
Offer, the Company or any of its subsidiaries shall suffer any loss, arising out of a third party claim or otherwise, that the Parent in good faith notifies Mafco would be covered by any insurance policy maintained by or for the benefit of Mafco or any of its affiliates (an "Insured Claim"), Mafco shall present and cooperate by all reasonable means (including providing access to documents and witnesses and making witnesses available for testimony at the Company's sole cost and expense) in the pursuit of claims for payment under such policy in respect of such loss, but shall not be required to sue or otherwise litigate with its insurers (in which case, Mafco shall assign to the Parent all such rights to sue under the policies as are assignable under applicable law), and pay to the Company the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 7.

     (b) Until the Effective Time, Mafco or the Company shall take all reasonable steps necessary to ensure the continuation of all such insurance policies in order to permit the Company to recover under such policies.

     (b) Mafco shall not be obligated to present any claim under any such insurance policy with respect to any Insured Claim unless (i) such Insured Claim is based upon bodily injury, property damage, wrongful or other acts or another condition or event that arose or occurred (all as determined under the applicable insurance policy) prior to the consummation of the Offer and (ii) the Company or the relevant affiliate of the Company cooperates fully at is expense with Mafco's insurers in the investigation of such Insured Claim and (in the case of any Insured Claim arising out of a third party claim) the defense thereof.

     (c) The amount of proceeds of any such insurance claim to be paid over to the Company shall be limited to the amount actually received by Mafco from its insurers with respect to such claim (net of any self-insured retention amount, deductible amount, or other amount that Mafco is required to reimburse its insurers under its contractual agreements with them or to pay prior to the insurer paying any funds, in each case with respect to such claim, its defense or investigation), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by Mafco in presenting such claim (to the extent not paid or reimbursed by its insurers). Mafco shall not be responsible for any such sums which would be payable under insurance policies not paid as a result of insurer bankruptcy, insurer schemes of arrangements, insurer reorganizations, insurer liquidations, acts of governmental authorities and take overs of the administration any insurer or other or like situations. Mafco shall not be required to advance any funds for investigations, defense, or payment of any judgement or settlement of any claim. In the event Mafco is forced to advance any such funds because of failure of the Parent or the Purchaser to make prompt payment of such sums, the Parent shall immediately pay Mafco such funds.

     8.  Restrictions on Transfer, Other Proxies; No Solicitation.
         --------------------------------------------------------

     (a) Except as provided in Sections 4, 5 or 6 hereof, Mafco shall not, until the termination of this Agreement, directly or indirectly: (i) Transfer to any Person any or all Owned Shares; or (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement, understanding or arrangement with respect to such Owned Shares. Nothing contained herein shall prevent Mafco from transferring any or all of the Owned Shares to an Affiliate of Mafco which agrees to be bound by this Agreement; provided that Mafco shall continue to remain liable for all its obligations
--------
under this Agreement.

     (b) Mafco hereby agrees, in its capacity as a stockholder of the Company, that it and its subsidiaries or affiliates shall not, and Mafco shall cause its officers, directors, partners, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal or
(ii) engage in any negotiations or discussions with, or furnish any information or data, to, any third party relating to an Acquisition Proposal. Mafco will immediately inform Parent of the terms of any proposal, discussion, negotiation or inquiry (and will disclose any written materials received by Mafco in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry which Mafco may receive in respect of any Acquisition Proposal. Mafco will also promptly request each Person that has heretofore received any non-public information in connection with its consideration of an Acquisition Proposal to return all such non-public information furnished to such person by or on behalf of Mafco, the Company or any of the Company's Subsidiaries. Any action taken by the Company or any member of the Board of Directors of the Company in his capacity as such in accordance with the terms of the Merger Agreement shall be deemed not to violate this
Section 7(b).

     9.  Stop Transfer. Mafco shall not request that the Company register the
         -------------
transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

     10. Further Assurances. From time to time, at the other party's request and
         ------------------
without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     11. Waiver of Appraisal Rights. Mafco hereby waives any rights of appraisal
         --------------------------
or rights to dissent from the Merger that it may have.

     12. Termination. This Agreement, and all rights and obligations of the
         -----------
parties hereunder, shall terminate upon the earlier of (a) the date upon which the Parent shall have purchased and paid for all of the Owned Shares of Mafco in accordance with the terms of the Offer and (b) the date on which the Option has expired.

     13. Miscellaneous.
         -------------

     (a) This Agreement and the Indemnification Agreement, dated as of December 16, 1998, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (b) Mafco agrees that this Agreement and the respective rights and obligations of Mafco hereunder shall attach to all Owned Shares.

     (c) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (d) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Parent and the Purchaser may assign their rights and obligations hereunder to any assignee of such parties' rights and obligations under the Merger Agreement or to any other Subsidiary of Parent. Except for the last sentence of Section 6 hereof, which is intended to benefit the Company's stockholders, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (e) This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The parties may waive compliance by the other parties hereto with any representation, agreement or condition otherwise required to be complied with by such other party hereunder, but any such waiver shall be effective only if in writing executed by the waiving party.

     (f) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Parent
     or Purchaser            Societe Nationale des Exploitation
                             Industrielle des Tabacs et Allumettes
                             53, quai d'Orsay
                             75347 Paris Cedex 07, France
                             Attention: Charles Lebeau
                             Telephone No.: 33.1.45.56.63.89
                             Telecopy No.:  33.1.45.56.62.83
                             Attention: Jean-Philippe Carriere
                             Telephone No.: 33.1.45.56.62.17
                             Telecopy No.:  33.1.45.56.61.33

     with a copy to:

                             Proskauer Rose LLP
                             1585 Broadway
                             New York, New York 10036
                             Attention: Ronald Papa, Esq.
                             Telephone No.: (212) 969-3352
                             Telecopy No.:  (212) 969-2900

                             and

                             Proskauer Rose LLP
                             9, rue Le Tasse
                             75116 Paris, France
                             Attention: Delia Spitzer, Esq.
                             Telephone No.: 33.1.44.30.25.30
                             Telecopy No.: 33.1.44.30.25.35

     If to Mafco:            Mafco Consolidated Group Inc.
                             35 East 62nd Street
                             New York, New York 10021
                             Att: General Counsel
                             Telecopier Number: (212) 527-8600

     Copy to:                Skadden, Arps, Slate, Meagher & Flom LLP
                             919 Third Avenue
                             New York, New York 10022
                             Att: Franklin M. Gittes, Esq. and
                                  Alan C. Myers, Esq.
                             Telecopier Number: (212) 735-2000

or to such other address or facsimile number as the Person to whom notice is given shall have previously furnished to the others in writing in the manner set forth above.

     (g) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (h) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

     (i) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director in the exercise of his or her fiduciary duties as a director of the Company.

     (k) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     (l) The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     (m) This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

     (n) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware and, by execution and delivery of this Agreement, Mafco, Parent and the Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. Mafco, Parent and the Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to Mafco, Parent or the Purchaser at their respective addresses referred to in Section 12(f) hereof.

     (o) Each of Parent and the Purchaser hereby designates CT Corporation as its respective agent for service of process, and service upon Parent or the Purchaser shall be deemed to be effective upon service of C T Corporation System as aforesaid or of its successor designated in accordance with the following sentence. Parent or the Purchaser may designate another corporate agent or law firm reasonably acceptable to Mafco and located in the Borough of Manhattan, in the City of New York, as successor agent for service of process upon 30-days prior written notice to Mafco.

     (p) Mafco, Parent and the Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

     IN WITNESS WHEREOF, Parent, Purchaser and Mafco have caused this Agreement to be duly executed as of the day and year first above written.


                                 SOCIETE NATIONALE D'EXPLOITATION
                                 INDUSTRIELLE DES TABACS ET
                                 ALLUMETTES, S.A.


                                 By: /s/ Jean-Dominique Comolli
                                    --------------------------------------------
                                            Name:  Jean-Dominique Comolli
                                            Title: Chairman and Chief Executive
                                                   Officer


                                 DORSAY ACQUISITION CORP.


                                 By: /s/ Charles Lebeau
                                    --------------------------------------------
                                            Name:  Charles Lebeau
                                            Title: President


                                 MAFCO CONSOLIDATED GROUP INC.


                                 By: /s/ Glenn P. Dickes
                                    --------------------------------------------
                                            Name:  Glenn P. Dickes
                                            Title: Vice President